Exhibit 10.4

(512) 328-2953
FAX 328-5394

Personal and Confidential

[Date]

[Name]

[Title]

Re:                             Prepaid Retention Program and Acceleration of LTIP and STIP Payments

Dear [   ]:

On behalf of Jones Energy, Inc. (the “Company”), I am pleased to offer you the opportunity to receive a retention bonus if you agree to the terms and conditions contained in this letter agreement (this “Agreement”), which shall be effective as of the date you execute and return a copy of this Agreement (such date, the “Effective Date”).

1.             Retention Bonus.  Subject to the terms and conditions set forth herein, you will receive a cash lump sum payment in the amount of [   ] (the “Retention Bonus”) on or prior to April 1, 2019.  You agree that in the event your employment with the Company terminates for any reason other than a Qualifying Termination (a “Termination”) before April 1, 2020 (the “Completion Date”), you will be required to repay to the Company within ten (10) days of such Termination 100% of the After-Tax Value of the Retention Bonus.  Notwithstanding anything to the contrary contained herein, in the event of your Qualifying Termination before the Completion Date and if you execute and do not revoke a customary release of claims in a form reasonably satisfactory to the Company, you will not be required to repay any portion of the Retention Bonus.

2.             Acceleration of LTIP and STIP Payments.  On February 21, 2019, the Company’s compensation committee approved the acceleration of (A) any outstanding payments that are to be made to you under the Company’s 2018 Long Term Incentive Plan (the “Accelerated LTIP Payments”); and (B) any outstanding payments that are to be made to you under (i) the Company’s 2018 Short Term Incentive Plan and (ii) the Company’s 2019 Short Term Incentive Plan for the first quarter of 2019 (together with the Accelerated LTIP Payments, the “Accelerated Payments”). Subject to the terms and conditions set forth herein, the Accelerated Payments shall be paid on or before April 1, 2019. You agree that in the event of your Termination before the Completion Date, you will be required to repay to the Company within ten (10) days of such Termination 100% of the After-Tax Value of the Accelerated Payments.  Notwithstanding anything to the contrary contained herein, in the event of your Qualifying Termination before the Completion Date and if you execute and do not revoke a customary release of claims in a form reasonably satisfactory to the Company, you will not be required to repay any portion of the Accelerated Payments.

3.             Definitions.  For purposes of this Agreement:

“After-Tax Value of the Retention Bonus” means the aggregate amount of the Retention Bonus net of any taxes you are required to pay in respect thereof and determined taking into account any tax benefit that may be available in respect of such repayment.  The Company shall determine in good faith the After-Tax Value of the Retention Bonus, which determination shall be conclusive and binding.

“After-Tax Value of the Accelerated Payments” means the aggregate amount of the Accelerated Payments net of any taxes you are required to pay in respect thereof and determined taking into account any tax benefit that may be available in respect of such repayment.  The Company shall determine in good faith the After-Tax Value of the Accelerated Payments, which determination shall be conclusive and binding.

“Cause” means your (i) material breach of your duties and responsibilities, which is not remedied promptly after the Company gives you written notice specifying such breach, (ii) commission of a felony, (iii) commission of or engaging in any act of fraud, embezzlement, theft, a material breach of trust or any material act of dishonesty involving the Company or its subsidiaries, or (iv) significant violation of the code of conduct of the Company or its subsidiaries or of any statutory or common law duty of loyalty to the Company or its subsidiaries.

“Disability” means your inability, due to physical or mental incapacity, to perform the essential functions of your job, for two hundred seventy (270) consecutive days.

“Good Reason” means any of the following, in each case, without your consent: (i) a change in your title or any material diminution of your responsibilities or authority or the assignment of any duties inconsistent with your position, in each case, compared to what was in effect as of the Effective Date; (ii) a reduction of your annual base salary and/or target bonus as in effect on the Effective Date; or (iii) a relocation of your principal office location more than fifty (50) miles from the Company’s offices at which you are based as of the Effective Date (except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations as of the Effective Date).  Notwithstanding the foregoing, the occurrence of an event that would otherwise constitute Good Reason will cease to be an event constituting Good Reason upon any of the following: (x) your failure to provide written notice to the Company within thirty (30) days of the first occurrence of such event; (y) substantial correction of such occurrence by the Company within thirty (30) days following receipt of your written notice described in (x); or (z) your failure to actually terminate employment within the ten (10) day period following the expiration of the Company’s thirty (30)-day cure period.

“Qualifying Termination” means the termination of your employment (i) by the Company for a reason other than Cause, (ii) by you for Good Reason, or (iii) due to your death or Disability.

4.             Release.  As a condition to receiving the Retention Bonus and the Accelerated Payments, you hereby agree to release any and all Claims (as defined below) against the Company, its affiliates and their respective directors, officers and employees.  “Claims” means claims, charges or complaints for, or related to, any breach of contract, violation of any statute or law, or tortious conduct occurring, or based on events occurring, on or before the date of this Amendment; provided that Claims do not include, and you are not releasing: (a) any claims that may not be released as a matter of law, (b) any claims or rights that arise after you sign this Agreement

(including claims based on an event occurring after the date you sign this Agreement), (c) any claims or rights with respect to accrued compensation or benefits, (d) any claims or rights for indemnification, advancement of defense costs or other fees and expenses and related matters, arising as a matter of law or under the organizational documents of the Company or its affiliates or under any applicable insurance policy with respect to your liability as an employee, director, manager or officer of the Company or its affiliates; and (e) any claims or rights under the directors and officers and other insurance policies of the Company and its affiliates.

5.             Withholding Taxes.  The Company may withhold from any and all amounts payable to you hereunder such federal, state and local taxes as the Company determines in its sole discretion may be required to be withheld pursuant to any applicable law or regulation.

6.             No Right to Continued Employment.  Nothing in this Agreement will confer upon you any right to continued employment with the Company (or its subsidiaries or their respective successors) or to interfere in any way with the right of the Company (or its subsidiaries or their respective successors) to terminate your employment at any time.

7.             Other Benefits.  The Retention Bonus and the Accelerated Payments are special payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

8.             Governing Law.  This Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Texas, without reference to rules relating to conflicts of laws.

9.             Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

10.          Entire Agreement; Amendment.  This Agreement constitutes the entire agreement between you and the Company with respect to the Retention Bonus and the Accelerated Payments and supersedes any and all prior agreements or understandings between you and the Company with respect to the Retention Bonus and the Accelerated Payments, whether written or oral.  This Agreement may be amended or modified only by a written instrument executed by you and the Company.

11.          Section 409A Compliance.  Although the Company does not guarantee the tax treatment of the Retention Bonus and the Accelerated Payments, the intent of the parties is that the Retention Bonus and the Accelerated Payments be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith.

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This Agreement is intended to be a binding obligation on you and the Company.  If this Agreement accurately reflects your understanding as to the terms and conditions of the Retention Bonus and the Accelerated Payments, please sign, date, and return to me one copy of this Agreement.  You should make a copy of the executed Agreement for your records.

Very truly yours,

JONES ENERGY, INC.

By:

Name:

Title:

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of the Retention Bonus and the Accelerated Payments, and I hereby confirm my agreement to the same.

Dated: February [ ], 2019

EMPLOYEE

Signature Page to Agreement